Exhibit 10.108

EMPLOYMENT CONTRACT

PRIVATE AND CONFIDENTIAL

10 March 2023

Mr. LAI Kam Fu (Kenny)
37/F, Flat D, Tower 5,
Sky Tower,

38 Sung Wong Toi Road, Kowloon

Dear Kenny,

LETTER OF APPOINTMENI

We are pleased to offer you employment with YOOV Internet Technology (HK) Limited (“YOOV”). The offer is made under the following terms and conditions:

1.	Job Title	Chief Financial Officer

2.	Commencement Date	1 April 2023

3.	Probationary Period	You shall serve a probationary period of three months. The probationary period is depending on the job nature as well as the performance which may be extended.

4.	Working Hours

Approximately 40 hours per week. Mondays to Fridays 9:30 a.m. - 6:30 p.m. You may be required to work additional hours outside the hours listed as required in any business situation on reasonable grounds and notice, or if necessary for proper performance of duties.

5.	Lunch Hour	Mondays to Fridays 12:30 p.m. - 1:45 p.m.

6	Termination

During the first month of the probationary period, either party may terminate this contract by giving to the other party one day’s notice in writing or payment of one day’s basic salary in-lieu of notice.

For the second or third month of the probationary period, either party may terminate this contract by giving to the other party one week’s notice in writing or payment of one week’s basic salary in-lieu of notice.

YOOV	www.yoov.com | (852) 2988 8883 | cs@yoov.com
19/F, Rykadan Capital Tower, 135 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

After the probationary period, the notice of termination to be given by either party shall be one month’s notice in writing or payment of one month’s basic salary in-lieu of notice.

Termination of this contract requires you to hand over all company property, documents, and collateral, both electronic and paper, to the Manager with a list itemizing property and material returned.

Notwithstanding the above, your services may be terminated immediately without notice in the event of any breach of contract or act of misconduct on your part.

7.	Basic Salary	HK$85,000 per month (12 months basis annually). Guarantee bonus and discretionary bonus would be included after completion of every 12 months. Additional IPO project bonus would be included in a supplementary document.

8.	Medical Insurance Policy/ Notification of Sickness or Other Absence	In the event you are unable to attend work, for any reasons, and YOOV Management has not previously authorized the absence, you must inform the company of the absence and its reason before 8:30 a.m. on the day to be missed.

If you are absence from work for any reasons (excluding annual and public holidays) for three consecutive days without notification to the Company, you will be deemed to have terminated your employment forthwith and the company will be entitled to claim from your salary in lieu of notice.

Upon satisfactory completion of probation!3ry period, you will be entitled to join Company medical insurance plan.

9.	Sick Pay	Upon satisfactory completion of probationary period, you will be entitled to sick pay if absences are supported by valid medical certification. Sick pay will be paid for up to a maximum of 2 days per month.

If you are absence from your duties due to sickness or injury for a period or periods in excess of 12 days in any one calendar year, the company will treat this matter separately at its absolute discretion.

YOOV	www.yoov.com | (852) 2988 8883 | cs@yoov.com
19/F, Rykadan Capital Tower, 135 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

10.	Annual Leave and Public Holidays	You are entitled to all public holidays as promulgated by the Hong Kong government. In addition, you are entitled to paid annual leave of a fixed 20 working days after probation is passed (including weekends). Should you vacate the position mid-way through the contract, annual leave will be calculated on a pro-rata basis. Any unauthorized leave of absence will be deducted from the balance of annual leave or salary.

Annual leave may not be taken during peak periods. Annual leave may be availed of in advance or carried forward by written permission.

YOOV may require its employees to work on public holidays. In return, he/she shall be entitled to time off equal to the period worked, to be taken as agreed with by the manager.

11.	Mandatory Provident Fund Scheme	YOOV and you are to make contributions towards the Mandatory Provident Fund Scheme in accordance with the requirements specified in the Mandatory Provident Fund Scheme Ordinance.

12.	Business Conduct	You are required to liaise with other employees including management and staff members, consultants, clients, and representatives of business or industry, government or media or others associated with the company and its activities. You are expected to ensure positive and professional representation of the company at all times.

13.	Confidentiality	All materials produced by YOOV and the group are for company use, specifically for business plans, codes, marketing collateral and is deemed to be confidential and of commercial importance, and may not be reproduced or used in a manner which can in any way be considered competitive or detrimental to the company, including, but not limited to, use by another institution, distribution for free or otherwise to individuals, companies, institutions, or organizations.

You may not disclose to any non-company personnel or unauthorized Company any trade secrets or other matters or information of a confidential nature relating to the Company or any of its associated companies or their business or in respect of which the company owes an obligation of confidence to any third party during or after employment, including intellectual property, business plans and financial data, databases, clients, candidates, or student data, except in the proper course of employment, or as required by law.

YOOV	www.yoov.com | (852) 2988 8883 | cs@yoov.com
19/F, Rykadan Capital Tower, 135 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

You may not remove any documents, intellectual property, data or databases, or tangible items which belong to the Company or which contain any confidential information from the company’s premises at any time without proper advanced authorization. Also, you may not use these documents or tangible items in any future capacity or employment.

You must return to the Company upon request and in any event upon the termination of your employment, all documents and tangible items which belong to the company or which contain or refer to any confidential information, which are in your possession or under your control.

You must, if requested by the company, delete all confidential information from any re-usable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in your possession or under your control.

Salaries and conditions of employment are considered confidential and personal, and therefore, are not to be discussed with others except the Manager. Please note, failure to observe this policy will be considered a breach of contract and may lead to immediate termination of employment. This also applies to the salaries of employees under his/her supervision.

Penalties for violation of the confidentiality clauses may include, but are not limited to, reprimand, suspension of employment, termination of employment, and/or civil proceedings.

14.	Other Employment	You must devote the whole of your time, attention and abilities to the company during hours of work. You may not, under any circumstances, whether directly or indirectly, undertake any other duties, of whatever kind, during company designated working hours.

You may not without prior written consent from the company, engage, whether directly or indirectly, in any business or employment which is similar or in any way connected to or competitive with the business of the company in which you work or which could or might reasonably be considered by others to impair your ability to act at all times in the best interests of the company outside their hours of work for the company.

YOOV	www.yoov.com | (852) 2988 8883 | cs@yoov.com
19/F, Rykadan Capital Tower, 135 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

15.	Non-compete Agreement	For so long as you shall remain employed by YOOV and for a period of twelve months after termination of employment with YOOV for any reason (to be known as the “Non-compete Period”), you shall not directly or indirectly solicit business from customers or clients of YOOV nor engage in (as in employee, principal, shareholder, partner, consultant or any other capacity) any enterprise conducting business activities that are the same or similar to those of YOOV. Finally, during the Non-compete Period, you shall not directly or indirectly solicit any employee of YOOV for employment elsewhere (i.e., employment with any person or entity other than YOOV).

16.	Governing Laws	The validity, enforceability, construction, and interpretation of this agreement shall be governed by Hong Kong Law.

If you are agreeable to the terms and conditions, please sign on the original copy of this letter and return to us as acceptance of this offer of employment. We will produce a digital copy of this letter for record and return the original copy of this letter to you. A copy of your Hong Kong identity card and bank account details will also be required.

We look forward to welcoming you to YOOV.

Yours sincerely
For and on behalf of
YOOV Internet Technology (HK) Limited	Accepted by:

/s/ Phil Wong	/s/ LAI Kam Fu
Mr. Phil Wong	Mr. LAI Kam Fu

Chief Executive Officer	HKID No.:

Date: 01/04/2023

YOOV	www.yoov.com | (852) 2988 8883 | cs@yoov.com
19/F, Rykadan Capital Tower, 135 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong